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                                       Filed under Securities Act Rule 424(b)(3)
                                                      Registration No. 333-32800
 Supplement filed with the Securities and Exchange Commission September 27, 2000


ESCROW HAS BEEN BROKEN.
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Escrow was broken on August 30, 2000 when 335,400 Units were sold and $3,354,000 was paid to us by Bank West. As of September 26, 2000, we sold 190,000 Units for $19,000,000 all of which has been paid to us.


THE OPERATING AGREEMENT HAS BEEN AMENDED
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Article 15.4 of our Operating Agreement, gives our Manager the unilateral right to amend our Operating Agreement if, in the reasonable judgement of the Manager, the Amendment does not adversely affect the rights of the Members.

Our Manager amended the first paragraph of Article 11.3 to read as follows:

         11.3 Withdrawal of Members Other than Managers. In the sole discretion of the Manager reasonably exercised, the Manager may modify, eliminate or waive any such limitation on the withdrawal rights of a Member as set forth below, on a case by case basis or by class so long as the modifying, waiving, or elimination of the limitation does not: (a) adversely effect rights of the other Members as a whole; or (b) result in the Company being classified as a "publicly traded partnership" within the meaning Section 7704(b) of Code or Regulations. To withdraw, or partially withdraw from the Company, . . .

Consequently, withdrawal is subject to the following limitations among others:
(a) a Member must give written notice of its desire to withdraw to the Manager and only after 61 to 91 days will the Member obtain a return of its Capital Account, if any, and (b) in any calendar year, the Manager will not permit the total Amount of withdrawals from Capital Accounts to exceed 10% of the aggregate Interests, except upon dissolution.

REVISION TO NEW JERSEY SUITABILITY REQUIREMENTS
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To purchase Units, New Jersey residents must meet: EITHER: (a) Minimum Net Worth of $60,000 AND a Gross Annual Income of $60,000 OR (b) a minimum net worth of $225,000.

REIMBURSEMENTS TO MANAGER
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We will reimburse our Manager $344,000 to cover expenses related to our organization and syndication, which will be amortized over 60 months, provided that we have sold enough units during that time so that the expenses and front end fees do not exceed 13.5% of the offering proceeds, as described in the Prospectus.


SUPPLEMENT DATED: SEPTEMBER 27, 2000